Exhibit 99.1

APi Group Corporation

Condensed Consolidated Balance Sheets (GAAP)

(Amounts in millions)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$315	$1,188
Restricted cash	3	302
Accounts receivable, net	1,184	767
Inventories	142	69
Contract assets	452	217
Prepaid expenses and other current assets	131	83

Total current assets	2,227	2,626
Property and equipment, net	384	326
Operating lease right of use assets	244	101
Goodwill	2,310	1,106
Intangible assets, net	2,182	882
Deferred tax assets	70	73
Pension and post-retirement assets	653	—
Other assets	72	45

Total assets	$8,142	$5,159

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities:
Short-term and current portion of long-term debt	$2	$1
Accounts payable	391	236
Accrued liabilities	488	360
Contract liabilities	422	243
Operating and finance leases	64	27

Total current liabilities	1,367	867
Long-term debt, less current portion	2,812	1,766
Pension and post-retirement obligations	73	—
Deferred tax liabilities	489	43
Operating and finance leases	189	79
Other noncurrent liabilities	137	81

Total liabilities	5,067	2,836
Total redeemable convertible preferred stock	797	—
Total shareholders’ equity	2,278	2,323

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity	$8,142	$5,159

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